Exhibit 99.1

For Immediate Release	Contact: Investor Relations at
Janel World Trade
(718) 527-3800
IR@Janelgroup.net

Janel World Trade Ltd. REPORTS Fiscal YEAR END 2014 RESULTS

JAMAICA, NY – December 29, 2014 -- Janel World Trade, Ltd. (OTCQB:  JLWT), a full-service global provider of integrated transportation logistics, announced today the financial results for its quarter and fiscal year ended September 30, 2014.

Fourth Quarter 2014 Results

For the three months ended September 30, 2014, Janel reported revenue of $15,092,424 an increase of $2,225,254 or 17.6% compared to the three months ended September 30, 2014.

For the three months ended September 30, 2014 the Company reported income from continuing operations before income taxes of $102,395 compared to the prior year reported income from continuing operations before income taxes of $28,612.

For the three months ended September 30, 2014 and after losses from discontinued operations the Company reported net income of $67,823 or $(0.00) per fully diluted share, compared to the prior year reported net loss of $(1,447,256) or $(0.06) per fully diluted share. Included in these results are losses associated with discontinued operations of $(1,469,868) for the prior year’s period and $(21,572) for the current year’s period.

Year-To-Date 2014 Results

For the fiscal year ended September 30, 2014, Janel reported revenue of $47,940,095 an increase of $3,195,577 or 7.1% compared to the fiscal year ended September 30, 2013.

For the fiscal year ended September 30, 2014, after a one-time non-cash charge to SG&A of $237,492 for the issuance of stock options on October 30, 2013, the Company reported a loss from continuing operations before income taxes of $(241,369) compared to the prior year reported loss from continuing operations before income taxes of $(314,106).

For the fiscal year ended September 30, 2014 and after losses from discontinued operations the Company reported a net loss of $(335,193) or $(0.01) per fully diluted share, compared to the prior year reported net loss of $(2,158,234), or $(0.09) per fully diluted share. Included in these results are losses associated with discontinued operations of $(1,827,128) for the prior year’s period and $(71,824) for the current year’s period.

To be included in Janel’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: IR@janelgroup.net.

About Janel World Trade, Ltd.

Janel World Trade, Ltd. is a global provider of integrated logistics; including domestic and international freight forwarding via multi-modal carriers, leading-edge, end-to-end, supply-chain technology, customs brokerage, warehousing and distribution, and other transportation-related services. With offices throughout the U.S. (New York, New Jersey, Chicago, Los Angeles, Atlanta and Philadelphia) and a network of independent international agents in approximately 52 countries, the Company provides the comprehensive logistics services and technology necessary to handle its customers' shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel's national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a FMC Licensed Freight Forwarder by the Federal Maritime Commission.

Janel World Trade, Ltd.'s headquarters is located in Jamaica, New York, adjacent to the JFK International Airport, and its common stock is listed on the OTCQB Bulletin Board under the symbol "JLWT". Additional information on the Company is available on its website at http://www.janelgroup.net

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel World Trade

(718) 527-3800

IR@janelgroup.net

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(audited)	(audited)

REVENUES	$15,092,424	$12,837,170	$47,940,095	$44,744,518
COST AND EXPENSES:
Forwarding expenses	13,139,010	11,223,840	41,390,621	38,479,974
Selling, general and administrative	1,775,956	1,549,924	6,618,289	6,433,722
Depreciation and amortization	16,487	4,855	28,315	19,191
TOTAL COSTS AND EXPENSES	14,931,453	12,778,619	48,037,225	44,932,887

OPERATING INCOME (LOSS)	160,971	58,551	(97,130)	(188,369)
OTHER ITEMS:
Interest expense, net of interest and dividend income	(58,576)	(29,939)	(144,239)	(121,021)
Realized loss from available for sale securities	-	-	-	(4,716)
TOTAL OTHER ITEMS	(58,576)	(29,939)	(144,239)	(125,737)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	102,395	28,612	(241,369)	(314,106)
Income taxes	(13,000)	(6,000)	(22,000)	(17,000)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$89,395	$22,612	$(263,369)	$(331,106)
Loss from discontinued operations, net of taxes	(21,572)	(118,073)	(71,824)	(475,333)
Sale of discontinued operations, net of taxes	-	(1,351,795)	-	(1,351,795)
NET LOSS	$67,823	$(1,447,256)	$(335,193)	$(2,158,234)
Preferred stock dividends	(16,012)	(3,750)	(27,262)	(15,000)
NET LOSS AVAILABLE TO COMMON
STOCKHOLDERS	$51,811	$(1,451,006)	$(362,455)	$(2,173,234)
OTHER COMPREHENSIVE LOSS NET OF TAX:
Unrealized gain from available for sale securities	$-	$-	$-	$1,063
COMPREHENSIVE LOSS	$51,811	$(1,451,006)	$(362,455)	$(2,172,171)
(Loss) per share from continuing operations:
Basic	$-	$-	$(0.01)	$(0.02)
Diluted	$-	$-	$(0.01)	$(0.01)
(Loss) per share from discontinued operations:
Basic	$-	$(0.07)	$-	$(0.08)
Diluted	$-	$(0.07)	$-	$(0.08)
Net (loss) per share available to common shareholders:
Basic	$-	$(0.07)	$(0.01)	$(0.10)
Diluted	$-	$(0.06)	$(0.01)	$(0.09)
Basic weighted average number of shares outstanding	27,710,214	21,117,285	27,077,970	21,577,202
Fully diuted weighted average number of shares outstanding	29,345,464	22,752,535	28,713,220	23,212,452

See notes to these consolidated financial statements included in the Company's Form 10-K

JANEL WORLD TRADE LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2014	September 30, 2013
	(audited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$664,620	$625,584
Accounts receivable, net of allowance for doubtful
accounts of $157,999 in 2014 and $394,294 in 2013	8,563,522	3,615,302
Prepaid expenses and sundry current assets	221,398	117,147
Assets of discontinued operations	-	305,454
TOTAL CURRENT ASSETS	9,449,540	4,663,487
PROPERTY AND EQUIPMENT, NET	16,650	21,922
OTHER ASSETS:
Intangible assets, net	7,171,625	-
Security deposits	76,720	60,724
TOTAL OTHER ASSETS	7,248,345	60,724
TOTAL ASSETS	$16,714,535	$4,746,133
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Note payable - bank	$4,003,385	$1,431,336
Accounts payable - trade	8,037,086	3,031,135
Accrued expenses and other current liabilities	314,889	311,369
Current portion of long-term debt - related party, net of
imputed interest of $32,932	467,068	-
Liabilities of discontinued operations	-	72,985
TOTAL CURRENT LIABILITIES	12,822,428	4,846,825
LONG-TERM DEBT - related party, net of imputed interest of $134,596	865,404	-
DEFERRED COMPENSATION	78,568	78,568
TOTAL OTHER LIABILITIES	943,972	78,568
STOCKHOLDERS' EQUITY (DEFICIENCY):
Preferred Stock, $0.001 par value; 5,000,000 shares authorized:
Series A; 1,000,000shares authorized; 1,000,000 and 1,000,000 shares
issued and outstanding, respectively	1,000	1,000
Series B; 285,000 shares authorized; 63,525 and 63,525 shares
issued and outstanding, respectively	64	64
Series C; 350,000 shares authorized; 275,000 shares issued and
and outstanding	275	-
Common Stock, $0.001 par value; 225,000,000 shares authorized;
27,710,214 and 20,017,906 shares issued and outstanding, respectively	27,711	20,018
Paid-in Capital	8,279,493	4,797,611
Retained earnings (deficit)	(5,360,408)	(4,997,953)
STOCKHOLDERS' EQUITY (DEFICIENCY)	2,948,135	(179,260)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFIENCY)	$16,714,535	$4,746,133

See notes to these consolidated financial statements included in the Company's Form 10-K